Exhibit 99.1

Power Medical Interventions, Inc. Q4 2008 Earnings Call Transcript

Power Medical Interventions, Inc. (PMII)

Q4 2008 Earnings Call Transcript

March 04, 2009 at 4:30 pm ET

Executives

Michael Peter Whitman - Chairman, President & Chief Executive Officer

Brian M. Posner - Chief Financial Officer

Analysts

Matthew O’Brien - William Blair & Company LLC

Analyst for Peter Bye - Jefferies & Co.

Presentation

Operator

Hello everyone and welcome to the Power Medical Interventions Incorporated fourth quarter and yearend 2008 financial results conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Stephanie Diaz. Please go ahead, Ms. Diaz.

Stephanie Diaz

Thank you. Good afternoon, everyone and welcome to Power Medical Interventions fourth quarter and yearend 2008 earnings result conference call. This call is being recorded. With me from management are Michael Whitman, President and Chief Executive Officer and Brian Posner, Chief Financial Officer.

Before I turn the call over to management, I would like to remind everyone that during this call as in the Company’s press release, management will make forward-looking statements that are intended to fall within the Safe Harbor Provision of the Private Securities Litigation Reform Act.

As set forth in the press release, forward-looking statements are subject to risks and uncertainties including those described in the Company’s press release, the Company quarterly report on Form 10-Q for the quarterly period ended September 30, 2008 and annual report on Form 10-K for the year ended December 31, 2007 that may affect the Company’s business and prospects. Actual results may differ materially from the forward-looking statements.

Now, I would like to turn the call over to Michael Whitman. Michael?

Michael Whitman

Thank you, Stephanie and good afternoon everyone. Joining me today is Brian Posner, PMI’s recently appointed Chief Financial Officer. Brian comes to us with more than 20 years of financial experience in the healthcare industry. Brian had a strong background of finance and managerial accounting with significant strength in financial transactions, Wall Street relationships and financial systems management. Brian has been a great addition to the PMI team.

During 2008, we continue to build on the momentum achieved in the 2007 strengthening our business and all there is in manufacturing, product development commercialization and internal system. Specific milestones achieved during the year include the launch of family of Intelligent Surgical Instruments and their associated reloads including the proprietary Mid Cut Reload. Our family investment continues to expand to meet the demand in requirement for surgeon customers.

We continue to experience an increase in product sales, significant improvements in gross margins and quality. We have experienced further validation of our innovative technology through the development of new and proprietary indications and through our exclusive licensing development and supply agreements with Intuitive Surgical.

While these achievements are significant, we were also faced with challenges in the macro environment. PMI implemented the restructuring plan during the fourth quarter of 2008 to address those challenges. That plan has already achieved the reduction in cash burn, an increase in gross margins and a significant reduction in operating expenses. We believe that we will continue to see a significant decrease in burn as our improved margin and enhanced quality product offering continue to take market share and efficiencies continue to work their way through our supply chain.

PMI is now poised as the only manufacturer worldwide of reusable, state-of-the-art surgical stapling instrument that reduce cost and enable outcomes while also helping to keep the environment clean by reducing medical waste. Before I go into further detail, Brian Posner will provide you with an overview of our fourth quarter and yearend 2008 financials. Brian?

Brian Posner

Thank you Michael and I would like to say that I am very happy to be part of the PMI team. I am pleased to report that the Company achieved improved financial results during 2008. An important trend continued in the fourth quarter which resulted in a strong second half of 2008.

Sales in Q4 2008 were $2.4 million compared with $1.9 million in Q4 2007, an increase of 23%. Reload revenue was approximately $1.3 million in Q4 2008 compared to $948,000 in Q3, a sequential increase of 33%. Sales in 2008 were $9 million compared to $7.8 million in 2007, an increase of 15%. Sales for 2008 were lower than the Company’s expectations for the year due to the delay of the regulatory approval of the i45 and i60 Intelligent Surgical Instruments in Japan.

Gross margin for 2008 decreased a negative 2% of sales from a gross margin of 15% in 2007. The decrease in gross margin for 2008 reflects increased cost incurred during the first half of 2008 associated with the write off of obsolete inventory as the result of the transition to the new Intelligent Surgical Instrument platform and increased cost related to engineering samples used for validation testing.

The Company’s gross margin was $466,000 or 20% of sales in the Q4 2008 compared to a gross margin of negative 9% in Q4 2007. This significant improvement in gross margins during the period is due to an increase in Reload sales as well as manufacturing efficiencies achieved with Reload production. The Company’s gross margin as a percentage of sales was at least 20% in each of the last two quarters of 2008, an important indication of the positive trend in the Company’s improving product line.

Total operating expenses in 2008 were $39.9 million compared to $35.9 million during 2007, an increase of 11%. Total operating expenses in Q4 2008 decreased by 35% to $9.2 million from $14.1 million during Q4 2007. The fourth quarter results relating to operating expenses were consistent with the Company’s cost reduction effort. Q4 2008 sales and marketing expenses decreased 43% or $4.9 million from $8.6 million during the fourth quarter of 2007. Research and development expenses for Q4 2008 decreased 31% to $1.3 million from $1.8 million in Q4 of 2007.

G&A expenses for Q4 2008 decreased 30% to $2.5 million from $3.6 million in Q4 2007. In Q4 2008, the Company recorded a nonrecurring charge of $469,000 associated with its reduction of 38 positions. Post restructuring, our headcount is approximately 125, 93 employees are based in the United States and 32 are international. International headcount is largely of sales and marketing personnel.

Net loss applicable to common shares for Q4 2008 was $9.4 million or $0.55 per basic and diluted share, compared to a net loss of $15.5 million, or $1.21 per basic and diluted share for Q4 2007. Net loss applicable to common shares for 2008 was $42.3 million or $2.47 per basic and diluted share, compared to a net loss of $44.4 million or $7.34 per basic and diluted share for 2007.

The Company’s unrestricted cash and cash equivalents balance as of December 31, 2008, was approximately $8.4 million. This cash balance does not reflect the latest payment of $2.5 million from Intuitive Surgical. PMI is currently evaluating strategic financing options. We are in the process of exploring a number of financing options which include discussions with current investors and equity investment from new investors, our restructuring of our debt, a strategic investment, a follow on offering, additional licensing of our technology and in investment for distribution rights in certain regions among other avenues.

We expect that the results of such efforts will have a material impact on financial guidance for 2009. We are aware of the importance of this issue. We are focused on getting the best possible value for our shareholders and therefore, we are actively developing a number of alternatives. We would be disadvantaging the Company’s negotiating position to providing any further information at this time. We believe there is transport profitability in this numbers. In order to accelerate to spend, our focus is to continue to increase sales of our current product offering to pursue new indications for our proprietary technology and to maximize our return on our relationship with Intuitive Surgical.

This concludes the financial results overview. I will now turn the call back over to Michael.

Michael Whitman

Thanks, Brian. PMI continues to focus on three important objectives; increasing revenues worldwide, pursuing new indications through clinical trials and maximizing our opportunity with Intuitive Surgical.

First I would like to discuss the increasing revenues. As Brian mentioned, sales continue to grow. I would like to remind everyone that second half of 2008 revenue was attributed to sales of our latest technology. Intelligent Surgical Instruments, the world’s first reusable handheld wireless surgical instruments were launched in 2008. We completed the shift from our original [tattered PC flex shaft] base system to the wireless handheld platform in Q4.

The Intelligent Surgical Instrument platform requires the significantly smaller capital investments as compared to our original platform. This just removed one of the barriers to market penetration that the technology was facing. The transition to the new platform was also responsible for the improvement in gross margin. There are covenant at our current sales process that is creating value for our customers and that this model can be profitably scaled.

Successful execution of our financing plan will enable us to continue our sales force expansion in the future. We have plans to increase our sales force in the United States and are pursuing qualified distributors in Europe, Asia and South America. This strategy is being led by Mr. Joe Camaratta, our newly appointed Senior VP of Sales and Marketing. Joe joined PMI in the first quarter of 2009 coming from Siemens where he most recently served as VP of Global Solution. Joe is well equipped to execute on this strategy.

As far as the platform launch, we successfully load out six new Intelligent Surgical Instruments and their associated reloads in 2008. We have improved Reload manufacturing capability to meet the growing demand for our technology. Key improvements are manufacturing yields and costs achieved during the second half of 2008 to the utilization of our Reload Automation Machine. We believe that continued sales growth will require product line expansion and improvement. PMI continues to make significant enhancements to the Intelligent Surgical Instrumentation platform.

We are in late phase development of our second generation Intelligent Surgical Instruments. These instruments will take PMI’s value proposition to yet another level by further reducing the capital requirement to adopt this technology. We will be releasing further details on this technology of the next two to three months in anticipation of a Q2 2009 launch.

I would now like to turn to new indications. There are several new and exciting surgical advancements being evaluated that we believe may evolve in the standard of care procedures. These breakthroughs are enabled by PMI’s Intelligent Surgical Instruments. The first example is the vertical gastroplasty which employs PMI’s patent of i45 and i60 Mid Cut Reload. This new minimal invasive approach bariatric surgery had been showed to reduce operative time to less than 45 minutes, a demonstrable reduction in operative time as compared to existing standard care treatment.

To date, several clinical cases had been performed with the i60 Mid Cut with satisfactory result. An example of these results was reported at Tri-City Regional Hospital with Southern California. The first patient to undergo the vertical gastroplasty procedure lost 29 pounds in the first month post operatively and a significant improvement in the patient’s Type II Diabetes was reported. This indicates that the vertical gastroplasty procedure using the Mid Cut Reloads may prove to be a successful treatment for obesity and in the emerging field of metabolic surgery for the treatment of Type II Diabetes.

Our registry to collect data on this approach has been approved by an IRB at a reputable bariatric center. Natural Orifice Transluminal Endoscopic Surgery or NOTES continues to be a hot topic in the media and interest continues to grow about the patient in provider levels. Since July of last year, a team of doctors at the Natural Orifice Surgery Consortium for Assessment and Research 3rd International Conference used PMI’s iNOLC, Natural Orifice Linear Cutter, to successfully demonstrate a [27.20] small bowel resection in front of 300 surgeons and industry professionals.

Once access ports and accessory instruments are developed, we believe techniques such as this will become commonplace. In August of 2008, doctors at the Osaka University Hospital in Osaka, Japan successfully performed what is believed to be the first transvaginal NOTES partial gastrectomy in human. PMI’s iNOLC, Intelligent Natural Orifice Linear Cutter, enabled this procedure. Unlike traditional arthroscopic surgery, this operation was performed without the abdominal incision. The patient’s post operative pain was minimal which enabled her to walk the day following the surgery.

Since we first reported this breakthrough in press release in August, two additional have undergone this procedure at Osaka University utilizing either the iNOLC 45 or the i60 XXL with the fourth patient’s scheduled via end of March 2009. This procedure has the potential to become a standard of care in Japan.

We recently announced the FDA 510(k) clearance to market of our patent to i60RL Intelligent Surgical Instrument. The i60RL is the world’s first reverse pivot linear cutter designed to improve surgical outcomes by enabling greater access to those difficult to reach anatomical space. We are designing a study with the intent to demonstrate the effectiveness of i60RL in the treatment of gastroesophageal reflux disease or GERD. The study is aimed to providing the effectiveness of plicating stomach in a minimally invasive surgical procedure which may eliminate the need for long-term medical treatment for GERD.

Leading institutions such as the University of Chicago and USC among others have agreed to participate in this study. These less invasive indications are only possible with PMI Intelligent

Surgical Instrument and continue to establish Power Medical Interventions as early in the state-of-the-art wireless surgical instrumentation for less invasive and natural orifice surgical procedures.

Lastly, I would like to turn our attention to opportunity with Intuitive Surgical. As most of you know, we signed license and development and Reload supplier agreements with Intuitive Surgical in September 2008. PMI and Intuitive are working together to develop a first of its kind surgical stapling instrument based on PMI’s proprietary technology. The stapling instrument will attach to Intuitive Surgical’s da Vinci surgical system providing surgeons with the robotic tool capable of cutting and stapling tissue in a broad array of surgical of surgical application.

PMI received an upfront license payment in connection with the Intuitive [document] agreement and we are entitled to certain milestone payments going forward. We are pleased to report that progress continues to be made on the instrument and that PMI received a $2.5 million payment from Intuitive Surgical relating to this progress.

This relationship further validates the importance of PMI’s technology in existing and emerging surgical applications. There is significant demand within the surgical community for advanced instruments that offer greater access, the potential for more revenue recovery and superior outcome. Given the challenging economic environment, we are pleased with the results we achieved in the fourth quarter and in 2008. We are encouraged by the continued interest in our Intelligent Surgical Instruments. We are excited about the potential of the future revenue stream from our strategic relationship.

Needless to say, we remain optimistic about the future. I want to reiterate that the Board and management are aware of the importance of a need for additional capital. As Brian said, we are focused on getting the best possible value for our shareholders and therefore actively pursuing several alternatives. Providing details on this issue at this time may disadvantage the Company’s negotiating position. The good news is that PMI has valuable technology and a sector that while affected by the economic downturn, is one that will endure a relatively good place to be in challenging times.

That concludes our prepared statements for today. Brian and I will now be happy to take any questions you may have. Operator, please open the line for questions.

Question-and-Answer Session

Operator

(Operator Instruction) Your first question comes from the line of Matthew O’Brien - William Blair.

Matthew O’Brien - William Blair & Company LLC

Just a few questions for you. In the press release, you mentioned that Japanese launch was delayed in the quarter. Can you let us know why that was and the timing of the launch there?

Michael Whitman

Yes, Matt. This is Mike. In communication with the MHW in Japan, we were told that there were ten submissions ahead of us. This communication happened probably about four weeks ago and that is due largely to a lack of resources on their part.

Matthew O’Brien - William Blair & Company LLC

Okay, any sense for the timing? Is it going to be Q1 launch?

Michael Whitman

We are looking at the second quarter. They are signaling to us that they think that we will be able to launch in the second quarter.

Matthew O’Brien - William Blair & Company LLC

Okay and then Brian, on your debt financing, can you just let us or give us some insight into the covenants on that on your debt and where we are in terms of violating those covenants?

Brian Posner

There is really not any strict financial covenant per se. You would normally see in these types of arrangements, EBITDA coverage covenant ratio. There is really not strict financial covenants per se so we are carrying on doing the things we need to do and that is not a, the covenants themselves are not a primary concern for us right now.

Matthew O’Brien - William Blair & Company LLC

Okay and then, I know you do not want to talk too much about financing but is it fair to say that across all these different potential sources of capital, you have multiple parties involved?

Brian Posner

That is fair to say because it is multiple avenues.

Matthew O’Brien - William Blair & Company LLC

Okay, and then on ISRG, the payment in the quarter was, in Q1, was a bit ahead of what we were expecting. Can we expect the milestones two and three coming up to be a little bit sooner than expected and then the potential for commercialization of those products to be faster than expected?

Michael Whitman

I do not think it would be proper to try to project when that program would or would not accelerate. Obviously it would be in both parties best interest to do so and our engineering staff is doing everything it can to support the engineering staff of the Intelligent Surgical to accomplish that.

Matthew O’Brien - William Blair & Company LLC

Okay, can you let us know what it was that triggered this milestone?

Brian Posner

The preliminary design milestone, preliminary design we gave.

Matthew O’Brien - William Blair & Company LLC

But not necessarily a prototype, just the design?

Brian Posner

Correct.

Matthew O’Brien - William Blair & Company LLC

And then finally, again back to Brian, the burn rate in Q4 was something closer to $6 million to $7 million. What can we expect that to look like kind of Q1, Q2, something in the $5 million range or lower?

Brian Posner

We expect obviously based on the cost containment efforts the Company has implemented the burns to go lower. We are not going to give specific guidance at this time.

Matthew O’Brien - William Blair & Company LLC

And then finally, the Reloads in the quarter were pretty good. What about the other products? They seemed to be kind of suffering as you are focusing on the Reload part of the business. Any color as far as those products go?

Michael Whitman

Yes, the circular products, [BLUs], we saw a slight increase and RALCs actually saw a slight decrease and that is due to the fact that the trade off with the Right Angle articulating i45 and i60 with some of the RALC products that we saw a little cannibalization effect there but from a margin standpoint, it was favorable to the Company.

Operator

(Operator’s instruction) Your next question comes from the line of Peter Bye - Jefferies & Co.

Analyst for Peter Bye - Jefferies & Co.

This is actually Josh in for Peter. Just in terms of your customer base, can you give us any idea in terms of how that expand in the quarter and where are you at in terms of number of customers you have up there in terms of hospitals?

Michael Whitman

During the fourth quarter, we added 43 new accounts with the Intelligent Surgical Instrument. So that takes our total instrument shipments for about 293 total instruments shipped. So we are seeing new accounts coming on line as we rollout the products that are in the platform.

Analyst for Peter Bye - Jefferies & Co.

Okay and then if you could just, I think you mentioned on the call that you had some sales force expansion plans in the United States. Can you address where you are going to look to expand the sales force in what areas, what regions?

Michael Whitman

Yes, we are actively looking to again pending the financing strategy resolution, expanding the LA, Long Island, Philadelphia, Boston, Chicago and other major metropolitan areas that we are not currently in. But those are the primary targets.

Analyst for Peter Bye - Jefferies & Co.

Great and can you lead us in a little bit of how, you are talking about is you are seeing high demand for your product, a lot of enthusiasm in the clinical community for the technology. Can you talk about any sort of lead generations that you had recently and where that optimism is coming from?

Michael Whitman

Well we continue to see a lot of interest of trade shows recently, for instance, the 20th Annual Cleveland Clinic Foundation Meeting in Florida was held and we generated I think about 85 leads from that show but there is a general trend in lead generation like that. But we are also seeing fellows that now in our six year of operation. We are accessing fellows who grew out with this technology at institutions like New York Presbyterian and Cleveland Clinic, Florida going out in their own practice, requesting in adopting the technologies so we are starting to benefit from the word of mouth also from training institutions.

Analyst for Peter Bye - Jefferies & Co.

Great and just lastly back to sort of financing options, can you give us any idea about in terms of timelines for that. I know you sort of address that with the cash burn issue but presumably, does that have some type of financing arrangement or licensing deal, etc, within the next few months? Are you guys, again close to being there? Can you give us any further details on that?

Brian Posner

All I can say is obviously that is the top priority I have and obviously the top priority Michael and Board has. So I think it will be premature right now to kind of set a specific timeframe but we are obviously working on this very hard and we will try to get it resolved as soon as possible.

Analyst for Peter Bye - Jefferies & Co.

Great and then just lastly in terms of the i60R, what do you think the market opportunity there is there for that new product?

Michael Whitman

Well that is a difficult one to answer Josh because there has never been a product like this before. I can tell you that our annual symposium where we show this for the first time in a hands-on setting which was in January, there was a unanimous response from the audience, I think it was 45 surgeons in the audience that they thought the technology had direct application in their hands.

So, it has the same application as linear cutters for laparoscopy we have today. I am just talking about the technical indications from its market clearance. So it could be used in three million plus procedures a year. We are just not sure how far it will penetrate the existing market and what type of utility will find and which specialty at this time.

The GERD opportunity which we are going to study clinically is the unique application and you probably know that GERD affects tens of millions of Americans and has a very, very large market potential if that indication were proved to be efficacious.

Operator

(Operator’s instruction) At this time, I would like to turn the conference back over to Michael Whitman for closing remarks.

Michael Whitman

Well thanks to everyone for dialing and are participating on the call. PMI will continue to focus on increasing revenues, pursuing new indications and fulfilling our obligations relating to our supply agreement with Intuitive Surgical. We are confident in our ability to build on our momentum. Thanks again to everyone. Have a great day.

Operator

This concludes today’s conference. Thank you for your participation. Have a nice day.

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